Exhibit 99
     Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
Treasurer & VP, Investor Relations
217-221-4416

FOR IMMEDIATE RELEASE
Thursday, August 3, 2017

Titan International, Inc. Reports Second Quarter 2017 Net Sales of $364.4 Million,
Up 10 Percent YOY

Second Quarter Highlights

•	Net sales increased 10% year-over-year

•	SG&A expenses were reduced by $1.9 million, or 5%

•	Operating income improved by $1.4 million, or 53% year-over-year

•	EPS of $(0.17) was negatively impacted by currency exchange loss of $5.3 million ($0.08 per share)

•	Cash, cash equivalents, and certificates of deposit ended the second quarter at $153.2 million

QUINCY, ILLINOIS, August 3, 2017 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the second quarter ended June 30, 2017.

Net sales for the second quarter of 2017 were $364.4 million, an increase of 10 percent when compared to $330.2 million in the second quarter of 2016. Net loss applicable to common shareholders for the second quarter of 2017 was $10.3 million, versus $5.2 million in the second quarter of 2016.

Net sales for the first six months of 2017 were $721.9 million, an increase of 11 percent when compared to $652.0 million in the first six months of 2016. Net loss applicable to common shareholders for the first six months of 2017 was $20.8 million, versus $23.1 million for the first six months of 2016.

Paul Reitz, President and Chief Executive Officer, commented, "Our second quarter results mark the second consecutive quarter of significant year-over-year growth in net sales. Our top line growth of over 10 percent included an 18 percent improvement within our Agriculture (AG) segment. Following a protracted downturn of more than four years, these results continue to demonstrate early signs of a recovery and provide optimism moving into 2018. AG continues to be sluggish at the OEMs, but our moves in the North America aftermarket have benefited Titan thus far in 2017. Along with the AG gains this quarter, we continue to see market conditions improve in aftermarket mining and construction which fits well with our strategy that was launched almost two years ago to position ourselves to capture more of this business.

"The current quarter saw sequential gross margin improvement, up from 11.1 percent in the first quarter to 12.0 percent in the second. This improvement was in spite of significant raw material pricing headwinds that negatively impacted gross profit by approximately $11 million during the second quarter. Although we believe that raw material pricing has now stabilized, our OEM contracts in North America did not allow us to fully pass through these higher costs during the quarter. Because of these headwinds, we did not reach the gross margin level we experienced this quarter last year; however, with the increased pricing that has now taken place with the OEMs and the raw material price stabilization, we do not anticipate further negative impacts from raw material prices in the second half of this year.

"During the quarter, we had a number of positive events that planted seeds for a strong future. First,
Titan finalized agreements with the United Steelworkers Union (USW) which represents our three North American tire plants. These new five year contracts provide added profit incentives for our union workforce while providing Titan with more economic flexibility. This will benefit all stakeholders and allow Titan to maintain our position as a leader in the North American tire market.

“We are excited that New Holland recently began offering our Low Sidewall Technology® (LSW®) tractor setup with LSW1000/40R32 fronts and super single LSW1100/45R46 rears. Last year, a study was conducted by Mark Stallings, a farmer and owner of the Delta New Holland dealership, which compared standard duals to LSWs. As we previously announced, the study demonstrated that LSWs deliver higher yields. Because of this successful study and the efforts of Mr. Stallings, we are now able to offer that same LSW tractor setup to all New Holland customers.

“We recently had a couple of good wins at ITM, our undercarriage business. We obtained 100% of the global forestry business with a major, global OEM. Also, we were named the preferred supplier on D10 and D11 tracks with another major, global mining operator."

James Froisland, Chief Financial Officer and Chief Information Officer commented, "We have previously stated that selling, general and administrative (SG&A) expenses and 'Profit Leaks' were going to be areas of focus. We are pleased to see that our efforts are paying off as SG&A costs during the quarter went down nearly $2 million on a year-over-year basis while our net sales increased. We still have work to do and our plan is to not only reduce variable SG&A, but also take a hard look at our fixed SG&A costs.

"We reported a foreign exchange loss of $5.3 million during the quarter primarily reflecting the translation of intercompany loans at certain foreign subsidiaries. Since such loans are expected to be settled in cash at some point in the future, these loans are adjusted each reporting period to reflect the current exchange rates. The primary portion of this loss was unrealized and therefore did not impact cash."

Paul Reitz commented further, “As we've worked our way through the downturn over the past few years, the Titan team has consistently deployed a balanced, disciplined approach focused on the needed short-term actions to balance costs with net sales, while also looking to the future with our investment decisions. We see future opportunities to utilize our tire manufacturing and technical expertise to expand into other related products that don’t require significant, additional investment.”

Summary of Operations

Net sales for the second quarter ended June 30, 2017, were $364.4 million, up 10 percent from $330.2 million in the comparable prior year period. Overall sales volume was up 7 percent driven by higher volumes in both the agriculture and earthmoving/construction segments, partially offset by lower volume in the consumer segment. Favorable changes in price/mix contributed a 2 percent increase to sales and currency translation increased sales by another 1 percent.

Net sales for the six months ended June 30, 2017, were $721.9 million, up 11 percent from $652.0 million in the comparable prior year period. Overall sales volume was up 6 percent driven by higher volumes in both the agriculture and earthmoving/construction segments, partially offset by lower volume in the consumer segment. Favorable currency translation increased sales by 3 percent and a favorable change in price/mix contributed another 2 percent increase to sales.

Gross profit for the second quarter ended June 30, 2017, was $43.6 million, flat compared with $43.7 million in the comparable prior year period. Gross margin was 12.0 percent of net sales for the latest quarter, compared with 13.2 percent in the comparable prior year period. Increases in raw material costs across all markets and geographies negatively impacted gross margins during the second quarter of 2017 due to the timing of passing along increased costs to our end customers.

Gross profit for the six months ended June 30, 2017, was $83.3 million, up 16 percent from $72.0 million in the comparable prior year period. Gross margin was 11.5 percent of net sales for the first six months of 2017, compared with 11.0 percent in the comparable prior year period. The increase in gross profit percentage was primarily related to our Business Improvement Framework initiatives that focus on lowering costs and increasing efficiencies. These efforts more than offset the significant increases in raw material costs we experienced in both the first and second quarters of 2017.

SG&A expenses for the second quarter of 2017 were $34.5 million, 5 percent lower than the $36.3 million in the comparable prior year period. As a percentage of net sales, SG&A was 9.5 percent, compared to 11.0 percent for the comparable prior year period. The decrease in SG&A expenses was in line with management's efforts to reduce costs.

SG&A expenses for the first six months of 2017 were $75.8 million, 6 percent higher than the $71.4 million in the comparable prior year period. As a percentage of net sales, SG&A was 10.5 percent, compared to 10.9 percent for the prior year period. The increase in SG&A expenses was primarily due to the costs associated with the anti-dumping and countervailing duties litigation, marketing investments in LSW development, and non-recurring legal and professional fees in the first quarter of 2017.

For the second quarter of 2017, research and development (R&D) expenses were $2.6 million, or 0.7 percent of net sales, and royalty expense was $2.5 million, or 0.7 percent of net sales, which both remained flat as a percentage of net sales compared to the prior year period.

For the first six months of 2017, R&D expenses were $5.5 million, or 0.8 percent of net sales, and royalty expense was $5.1 million, or 0.7 percent of net sales, which both remained flat as a percentage of net sales compared to the prior year period.

Income from operations for the second quarter of 2017 was $4.0 million, or 1.1 percent of net sales, compared to income of $2.6 million, or 0.8 percent of net sales, for the second quarter of 2016, an improvement of 53 percent.

Loss from operations for the first six months of 2017 was $3.1 million, or 0.4 percent of net sales, compared to a loss of $8.9 million, or 1.4 percent of net sales, for the first six months of 2016, an improvement of 65 percent.

For the second quarter of 2017, interest expense was $7.3 million versus $8.0 million in the comparable prior year period. Foreign exchange loss was $5.3 million in the second quarter of 2017 versus a gain of $2.2 million in the comparable period in 2016. The primary portion of this current quarter loss was unrealized and therefore did not impact cash. Other income was $2.2 million in the second quarter of 2017 versus $3.0 million in the same quarter of 2016.

For the first six months of 2017, interest expense was $15.0 million versus $16.5 million in the prior year period. Foreign exchange loss was $0.8 million in the first six months of 2017 versus a gain of $7.0 million in the same period in 2016. Other income was $5.4 million in the first six months of 2017 versus $7.0 million in the same period in 2016.

The provision for income taxes was $0.1 million for the second quarter of 2017, compared to $3.6 million in the comparable prior year period. As a result, the second quarter net loss applicable to common shareholders was $10.3 million, equal to $(0.17) per basic and diluted share, compared to a loss of $5.2 million, equal to $(0.10) per basic and diluted share, in the prior year period.

The provision for income taxes was $3.6 million for the first six months of 2017, compared to $4.7 million in the prior year period. As a result, the first six months net loss applicable to common shareholders was $20.8 million, equal to $(0.35) per basic and diluted share, compared to a loss of $23.1 million, equal to $(0.43) per basic and diluted share, in the prior year period.

EBITDA was $15.9 million for the second quarter of 2017 versus $23.2 million in the prior year period, a 31 percent decrease. EBITDA was $31.0 million for the first six months of 2017 versus $35.6 million in the comparable prior year period, a 13 percent decrease. Adjusted EBITDA was $21.2 million for the second quarter of 2017 versus $21.0 million in the comparable prior year period. Adjusted EBITDA was $31.7 million for the first six months of 2017 versus $28.6 million in the comparable prior year period, an 11 percent increase. The company utilizes EBITDA as a means to measure its operating performance. A reconciliation of net loss to EBITDA, a non-GAAP measure, can be found at the end of this release.

Financial Condition

Net cash used for operations for the six months ended June 30, 2017, was $30.6 million, compared to net cash provided by operations of $29.7 million for the prior year period. Capital expenditures were $15.2 million for the first six months of 2017 versus $18.1 million for the prior year period.

Principal and dividend payments of $29.6 million were paid during the first six months of 2017. The company ended the first six months of 2017 with total cash, cash equivalents, and certificates of deposit of $153.2 million. Long-term debt at June 30, 2017, was $408.8 million, unchanged from December 31, 2016. Short-term debt was $42.6 million at June 30, 2017, versus $97.4 million at December 31, 2016. Net debt (total debt less cash, cash equivalents, and certificates of deposit) was $298.1 million at June 30, 2017, versus $308.3 million at December 31, 2016.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the second quarter financial results on Thursday, August 3, 2017, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “Webcasts & Events” section (http://titan-intl.investorroom.com/webcasts). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

In order to participate in the real-time teleconference with the ability to ask questions, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

A webcast replay of the teleconference will be available on our website (http://titan-intl.investorroom.com/webcasts) soon after the live event. There is no charge to access the webcast replay. The transcript from the teleconference will be made available on our website (http://titan-intl.investorroom.com/webcasts) following the live event.

Safe Harbor Statement
This press release contains forward-looking statements, which statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “outlook,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, risks detailed in Titan International, Inc.’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Titan
Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets.

Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales	$364,399	$330,214	$721,900	$652,008
Cost of sales	320,837	286,496	638,609	579,993
Gross profit	43,562	43,718	83,291	72,015
Selling, general and administrative expenses	34,463	36,302	75,801	71,364
Research and development expenses	2,608	2,714	5,451	5,193
Royalty expense	2,533	2,109	5,142	4,403
Income (loss) from operations	3,958	2,593	(3,103)	(8,945)
Interest expense	(7,320)	(7,982)	(15,041)	(16,494)
Foreign exchange gain (loss)	(5,257)	2,182	(767)	7,005
Other income	2,208	3,049	5,357	6,954
Loss before income taxes	(6,411)	(158)	(13,554)	(11,480)
Provision for income taxes	126	3,648	3,568	4,652
Net loss	(6,537)	(3,806)	(17,122)	(16,132)
Net income (loss) attributable to noncontrolling interests	(244)	(550)	624	(133)
Net loss attributable to Titan	(6,293)	(3,256)	(17,746)	(15,999)
Redemption value adjustment	(4,040)	(1,900)	(3,099)	(7,108)
Net loss applicable to common shareholders	$(10,333)	$(5,156)	$(20,845)	$(23,107)

Earnings per common share:
Basic	$(.17)	$(.10)	$(.35)	$(.43)
Diluted	$(.17)	$(.10)	$(.35)	$(.43)
Average common shares and equivalents outstanding:
Basic	59,557	53,884	59,067	53,869
Diluted	59,557	53,884	59,067	53,869

Dividends declared per common share:	$.005	$.005	$.010	$.010

Segment Information (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales
Agricultural	$172,923	$146,715	$353,439	$299,540
Earthmoving/construction	150,970	141,028	286,589	272,733
Consumer	40,506	42,471	81,872	79,735
	$364,399	$330,214	$721,900	$652,008

Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands

	June 30, 2017	December 31, 2016

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$143,236	$147,827
Certificates of deposit	10,000	50,000
Accounts receivable, net	219,924	179,384
Inventories	323,491	272,236
Prepaid and other current assets	78,413	79,734
Total current assets	775,064	729,181
Property, plant and equipment, net	435,731	437,201
Deferred income taxes	8,265	4,663
Other assets	92,891	94,851
Total assets	$1,311,951	$1,265,896

Liabilities
Current liabilities
Short-term debt	$42,563	$97,412
Accounts payable	187,077	148,255
Other current liabilities	118,024	120,437
Total current liabilities	347,664	366,104
Long-term debt	408,789	408,760
Deferred income taxes	18,248	13,183
Other long-term liabilities	77,826	80,161
Total liabilities	852,527	868,208

Redeemable noncontrolling interest	108,839	104,809

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 60,715,356 issued, 59,657,340 outstanding)	—	—
Additional paid-in capital	535,436	479,075
Retained earnings (deficit)	(1,128)	17,214
Treasury stock (at cost, 1,058,016 and 1,083,212 shares, respectively)	(9,893)	(10,119)
Stock reserved for deferred compensation	(1,075)	(1,075)
Accumulated other comprehensive loss	(168,128)	(188,278)
Total Titan shareholders’ equity	355,212	296,817
Noncontrolling interests	(4,627)	(3,938)
Total equity	350,585	292,879
Total liabilities and equity	$1,311,951	$1,265,896

Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Six months ended
	June 30,
Cash flows from operating activities:	2017	2016
Net loss	$(17,122)	$(16,132)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	29,486	30,615
Deferred income tax provision	1,324	600
Stock-based compensation	956	931
Issuance of treasury stock under 401(k) plan	270	283
Foreign currency translation loss	2,467	6,740
(Increase) decrease in assets:
Accounts receivable	(34,879)	(9,789)
Inventories	(43,722)	10,206
Prepaid and other current assets	2,877	(7,583)
Other assets	3,620	(1,318)
Increase (decrease) in liabilities:
Accounts payable	33,149	15,007
Other current liabilities	(4,922)	3,523
Other liabilities	(4,057)	(3,411)
Net cash provided by (used for) operating activities	(30,553)	29,672
Cash flows from investing activities:
Capital expenditures	(15,152)	(18,050)
Certificates of deposit	40,000	—
Other	1,038	1,294
Net cash provided by (used for) investing activities	25,886	(16,756)
Cash flows from financing activities:
Proceeds from borrowings	27,742	1,559
Payment on debt	(29,077)	(10,248)
Dividends paid	(570)	(540)
Net cash used for financing activities	(1,905)	(9,229)
Effect of exchange rate changes on cash	1,981	3,363
Net increase (decrease) in cash and cash equivalents	(4,591)	7,050
Cash and cash equivalents, beginning of period	147,827	200,188
Cash and cash equivalents, end of period (1)	$143,236	$207,238

Supplemental information:
Interest paid	$17,916	$16,510
Income taxes paid, net of refunds received	$3,221	$3,367
Noncash investing and financing information:
Issuance of common stock for convertible debt payment	$58,460	$—

(1)Total cash, cash equivalents, and certificates of deposit were $153.2 million as of June 30, 2017.

Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides a quantitative reconciliation between EBITDA, a non-GAAP financial measure, and net loss, the most directly comparable financial measure calculated and reported in accordance with GAAP.

We present EBITDA as we believe that it assists investors with analyzing our business results. In addition, management reviews EBITDA in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of this non‑GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider this measure in isolation or as a substitute for our results reported under GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, EBITDA may be calculated differently than non-GAAP financial measures reported by other companies, limiting its usefulness as a comparative measure. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of net loss to EBITDA, a non-GAAP measure, for each of the three and six month periods ended June 30, 2017 and 2016.

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016

Net loss	$(6,537)	$(3,806)	$(17,122)	$(16,132)
Adjustments:
Provision for income taxes	126	3,648	3,568	4,652
Interest expense	7,320	7,982	15,041	16,494
Depreciation and amortization	15,020	15,366	29,486	30,615
EBITDA	$15,929	$23,190	$30,973	$35,629
Adjustments:
Foreign exchange gain (loss)	(5,257)	2,182	(767)	7,005
Adjusted EBITDA	$21,186	$21,008	$31,740	$28,624